Pricing supplement No. 322R To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement R dated April 4, 2007	Registration Statement No. 333-137902 Dated March 6, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$9,486,000

Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (Non-Principal Protected) due March 10, 2011

General

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The securities are designed for investors who seek a return of 1.25 times the appreciation of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return. Investors should be willing to forgo any coupon payments and, if the Index declines, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due March 10, 2011.
•	Minimum denominations of $10,000, and increments of $1,000 in excess thereof.
•	The securities priced on March 6, 2008 and are expected to settle on March 11, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (the “Index”).
Upside Participation Rate:	125.00%
Payment at Maturity:

If the Final Level is greater than the Initial Level, you will receive a cash payment that provides you with a return per $10,000 security face amount equal to the Index Return multiplied by an Upside Participation Rate of 125.00%. Accordingly, if the Index Return is positive, your payment per $10,000 security face amount will be calculated as follows:

$10,000 + ($10,000 x Index Return x 125.00%)

Your investment will be fully exposed to any decline in the Index. If the Final Level is less than the Initial Level, you will lose 1.00% of the principal amount of your securities for every 1.00% that the Final Level is less than the Initial Level. Accordingly, if the Index Return is zero or negative, your payment per $10,000 security face amount will be calculated as follows:

$10,000 + ($10,000 x Index Return)

You will lose some or all of your investment at maturity if the Final Level is less than the Initial Level.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level – Initial Level Initial Level

Initial Level:	525.8471
Final Level:

The Index closing level on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return – Market Disruption Events and Force Majeure Events.”

Trade Date:	March 6, 2008
Final Valuation Date:	March 7, 2011, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
Maturity Date:	March 10, 2011, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 NM 1
ISIN:	US2515A0NM17

†

A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” on page PS-4 of this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$250.00	$9,750.00
Total	$9,486,000.00	$237,150.00	$9,248,850.00
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, exceed $250.00 per $10,000.00 face amount. These agents may allow a concession not in excess of $250 per security to other brokers or dealers. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$9,486,000.00	$372.80

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement R dated April 4, 2007, and the addendum thereto. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to Product Supplement dated December 13, 2007

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement R dated April 4, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507074856/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Index?

The following table illustrates hypothetical Payments at Maturity per $10,000 security face amount for a hypothetical range of Index Returns from -100% to 100%. The table below assumes an Initial Level of 530. The hypothetical Payments at Maturity set forth below are for illustrative purposes only and may not be the actual Payment at Maturity applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index	Index Return (%)	Payment at Maturity on the Securities ($)	Return on Securities (%)
1060.00	100%	$22,500.00	125.00%
1007.00	90%	$21,250.00	112.50%
954.00	80%	$20,000.00	100.00%
901.00	70%	$18,750.00	87.50%
848.00	60%	$17,500.00	75.00%
795.00	50%	$16,250.00	62.50%
742.00	40%	$15,000.00	50.00%
689.00	30%	$13,750.00	37.50%
636.00	20%	$12,500.00	25.00%
583.00	10%	$11,250.00	12.50%
530.00	0%	$10,000.00	0.00%
477.00	-10%	$9,000.00	-10.00%
424.00	-20%	$8,000.00	-20.00%
371.00	-30%	$7,000.00	-30.00%
318.00	-40%	$6,000.00	-40.00%
265.00	-50%	$5,000.00	-50.00%
212.00	-60%	$4,000.00	-60.00%
159.00	-70%	$3,000.00	-70.00%
106.00	-80%	$2,000.00	-80.00%
53.00	-90%	$1,000.00	-90.00%
0.00	-100%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 30.00% from the Initial Level of 530 to a Final Level of 689. Because the Index Return of 30.00% is positive, the investor receives a Payment at Maturity of $13,750.00 per $10,000 security face amount, calculated as follows:

$10,000 + ($10,000 x 30.00% x 125.00%) = $13,750.00

Example 2: The Final Level of 530 is the same as the Initial Level. Because the Final Level and the Initial Level are the same, the investor receives a Payment at Maturity of $10,000 per $10,000 principal amount of securities.

Example 3: The level of the Index decreases by 30.00% from the Initial Level of 530 to a Final Level of 371. Because the Index Return of -30.00% is negative, the investor will receive a Payment at Maturity of $7,000 per $10,000 security face amount, calculated as follows:

$10,000 + ($10,000 x -30.00%) = $7,000.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity to enhance index returns by multiplying a positive Index Return by 125%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION PLUS™ EXCESS RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Excess Return, which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Excess Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn. The Index’s closing level is calculated on an “excess return basis” and, on any Index Business Day, the Index’s performance either fully or partially reflects the performance of the Underlying Index depending on the Index Weight on such Index Business Day. For example, if the Index Weight on a particular Index Business Day is 58%, and the Underlying Index appreciates by 10% on such Index Business Day, then the Index will appreciate by 5.8% — the product of the Index Weight and the appreciation of the Underlying Index — on such Index Business Day. For more information on the Index, see “Information Relating to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return.”

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Underlying Index or any of the components reflected in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level.

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THE INDEX MAY UNDERPERFORM THE UNDERLYING INDEX AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Index takes the strategy of investing fully or partially in the Underlying Index. The proportion of the Index invested in the Underlying Index is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has recently been appreciating then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. Therefore, in such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX OR THE UNDERLYING INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the level of the Underlying Index, and therefore to the level of the Index, during certain periods and could adversely affect the

Index Return. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return – Determining the Instrument Amount on a Rebalancing Day” below. In addition, the Index is often less than 100% invested in the Underlying Index, during which periods the Index will not fully reflect the performance of the Underlying Index, as described below under “The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. You will receive a positive return on your investment only if the Final Level exceeds the Initial Level and the return on your investment will be negative if the Final Level of the Index is less than the Initial Level. Even if the Final Level is greater than the Initial Level, the yield to the Maturity Date may not fully compensate investors for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale prior to the Maturity Date could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — Unlike conventional debt securities, the securities do not pay interest.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the Index Sponsor for the Index and the Underlying Index and the calculation agent for the Index and the Underlying Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and the Underlying Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index or Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Force Majeure event relating to the Index or Underlying Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Underlying Index at the time when the Final Level is determined. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Index and Underlying Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Index or the Underlying Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Index Sponsor and the calculation agent for the Index and Underlying Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Underlying Index Constituents (as defined below) (or various contracts or products related to the Underlying Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index or Underlying Index and, therefore, the value of the securities or the potential payout on the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the levels of the Index and the Underlying Index;

•	trends of supply and demand for the Underlying Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Underlying Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Underlying Index Constituents increase or decrease to the same degree at the same time. To the extent that correlation among the Underlying Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE UNDERLYING INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Underlying Index, and therefore the performance of the Index, as a whole. Additionally, when the Index is not fully invested in the Underlying Index, the Index performance will not fully reflect the performance of the Underlying Index. The degree to which the Index performance reflects the Underlying Index is based on how the Underlying Index has performed over the past year, which may not accurately predict how the Underlying Index will perform in the future.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a live-stock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Underlying Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Underlying Index and the Index and, accordingly, decrease the value of your securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-

term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Underlying Index and the Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment to you at maturity, could be adversely affected.

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THE PRICES OF THE COMMODITIES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Underlying Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Underlying Index and the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Underlying Index and the Index and, therefore, on the return on your securities. Limited liquidity relating to the Underlying Index Constituents may also result in the Index Sponsor being unable to determine the level of the Underlying Index or the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Underlying Index level or the Index level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Underlying Index and the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly on a retroactive basis. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX —

MEAN REVERSION PLUS™ EXCESS RETURN

The Index combines the Underlying Index’s approach to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the proportion of the Index invested in the Underlying Index is based on the Underlying Index’s performance over the previous twelve months, as described below. There can be no assurance that the Index’s momentum strategy will be successful.

Deutsche Bank AG, London Branch, the Index Sponsor, launched the Index in July 2007. The Index Sponsor will publish the Index closing level for each trading day on Bloomberg ticker DBLCMPUE <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

Index Holding and Rebalancing

The Index Holding is the proportion of the Index invested in the Underlying Index at a relevant time. A new Index Holding is calculated monthly on each Weight Calculation Date and takes effect on the Weight Rebalance Date immediately following such Weight Calculation Date. As of March 6, 2008 the Index Holding is 100%.

The Index Holding (the “Index Holding”) in respect of an Index Business Day (the “Relevant Index Business Day”) will be calculated as follows:

(a)

if the Relevant Index Business Day is not a Weight Rebalance Date, the Index Holding in respect of the Relevant Index Business Day will be the Index Holding on the Index Business Day immediately preceding the Relevant Index Business Day; or

(b)

if the Relevant Index Business Day is a Weight Rebalance Date, the Index Holding in respect of the Relevant Index Business Day will be the quotient of (i) the product of (x) the Index Weight for the Weight Calculation Date immediately preceding the Relevant Index Business Day, and (y) the ER Closing Level on the Weight Calculation Date immediately preceding the Relevant Index Business Day (as numerator) and (ii) the Underlying ER Closing Level (as defined below) on the Weight Calculation Date immediately preceding the Relevant Index Business Day (as denominator).

The “ER Closing Level” is the closing level of the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ on an “excess return” basis on each Index Business Day, calculated by the Index Sponsor for such Index Business Day (and rounded to six decimal places, with 0.0000005 being rounded upwards) as the sum of (a) the ER Closing Level on the Index Business Day immediately preceding the Relevant Index Business Day and (b) the product of (i) the Index Holding for the Relevant Index Business Day and (ii)(x) the Underlying ER Closing Level on the Relevant Index Business Date less (y) the Underlying ER Closing Level on the Index Business Day immediately preceding the Relevant Index Business Day.

“Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

“Index Weight” means, in respect of a Weight Calculation Date, the quotient of (a) the number of the Performance Indicators greater than zero calculated in respect of such Weight Calculation Date (as numerator) and (b) 12 (as denominator).

“Indicator Evaluation Dates” mean, in respect of a Weight Calculation Date, the 6th Business Day of each of the twelve calendar months preceding the month of such Weight Calculation Date.

“Performance Indicator” means, in respect of a Weight Calculation Date, each value calculated as (a) the quotient of (i) the Underlying ER Closing Level on such Weight Calculation Date (as numerator) and (ii) the Underlying ER Closing Level for each Indicator Evaluation Date for such Weight Calculation Date minus (b) one.

“Weight Calculation Date” means the 6th Index Business Day of each calendar month.

“Weight Rebalance Date” means the 8th Index Business Day of each calendar month.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Index

Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting the Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX — MEAN REVERSION™ EXCESS RETURN

The Underlying Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Underlying Index. The commodities included in the Underlying Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Underlying Index Constituent”). The relative weight of each Underlying Index Constituent reflected in the Underlying Index is variable and is adjusted from time to time.

Because the Underlying Index measures the value of the Underlying Index Constituents by tracking the prices of Exchange Traded Instruments, the Underlying Index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Underlying Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch, the Index Sponsor, established the Underlying Index in February 2003. The Index Sponsor will publish the Underlying Index closing level for each trading day on Bloomberg ticker DBLCMMCL <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Underlying Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

Calculation of the Underlying Index Closing Level

The “Underlying ER Closing Level” will be the closing level of the Underlying Index on an “excess return” basis and will be calculated on each Index Business Day by (i) taking the sum of the Weighted Closing Prices of each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular trading day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On March 6, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Underlying Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Crude Oil	NYMEX	31.80%
Heating Oil	NYMEX	18.46%
Aluminum	LME	27.82%
Gold	COMEX	8.77%
Corn	CME	9.99%
Wheat	CME	3.16%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Underlying Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”), re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the CME Group Inc., or its successor (“CME”), expressed in U.S. Dollars per bushel of corn, as published by CME for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by CME for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CME, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CME, as published by CME for that Index Business Day or, if in the determination of the Index Sponsor, a price is not available on such Index Business Day, the price as published by CME for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the Index Business Day immediately following the Index Business Day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Underlying Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th business day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period new notional holdings are calculated. The calculations for the Instrument Amount leaving the Underlying Index and the Instrument Amount entering the Underlying Index are different.

The “excess return” calculation value (in respect of an Underlying Index Constituent on any Index Business Day) during a Recomposition Period is the sum of (i) the product of (A) the existing Instrument Amount for such Underlying Index Constituent for such Index Business Day and (B) the closing price for such Underlying Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Underlying Index Constituent for such Index Business Day and (B) the closing price for such Underlying Index Constituent for such Index Business Day.

Determining the Instrument Amount on a Rebalancing Day

The methodology of the Underlying Index employs a process of dynamically increasing the Instrument Amount of an Exchange Traded Instrument when its price is historically low, and decreasing the amount when its price is historically high. Such increases or decreases for a particular Instrument Amount are effected on Rebalancing Days, which occur when one-year average prices for an Exchange Traded Instrument diverge five percent or more when compared to the five-year average prices for that Exchange Traded Instrument.

If, on a Rebalancing Day, the short-term average prices for Exchange Traded Instruments relating to an Underlying Index Constituent exceed the long-term average prices for such instruments by approximately 5% or more, then the Underlying Index rebalancing methodology calls for a reduced weight being assigned to such Exchange Traded Instruments. Conversely, if the short-term average prices are below their long-term averages by approximately 5% or more, then the Underlying Index rebalancing methodology calls for increased weight being assigned to such Exchange Traded Instruments.

Market Disruption Events and Force Majeure Events

If the Index Sponsor is required on an Index Business Day to calculate the closing price for any Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Underlying Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Underlying Index Constituent underlying such instrument. A Market Disruption Event for any Exchange Traded Instrument will be considered a Market Disruption Event for the Index.

If a Market Disruption Event relating to one or more Exchange Traded Instruments or Underlying Index Constituents is in effect on the Trade Date or the Final Valuation Date (each, an “Index Valuation Date”), the calculation agent for the securities will calculate the Index closing level using:

•	for each Exchange Traded Instrument, the Instrument Amount on the scheduled Index Valuation Date;

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for each Exchange Traded Instrument that did not suffer a Market Disruption Event on such scheduled Index Valuation Date, the closing price for such Exchange Traded Instrument on the scheduled Index Valuation Date; and

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for each Exchange Traded Instrument that did suffer a Market Disruption Event on the scheduled Index Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding trading day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to such Exchange Traded Instrument; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Exchange Traded Instrument on the Trade Date and the immediately succeeding trading day, then the calculation agent will determine the closing price for the affected Exchange Traded Instrument on such immediately succeeding trading day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Exchange Traded Instrument on any Index Valuation Date and is continuing for the immediately succeeding ten trading days, then the calculation agent will determine the closing price for the affected Exchange Traded Instrument on such tenth trading day in good faith and in a commercially reasonable manner.

If a Market Disruption Event exists on the Final Valuation Date, the Maturity Date will be the third Index Business Day following the last day on which the price of an Exchange Traded Instrument used in calculating the Final Level is ascertained. This paragraph supersedes any provisions to the contrary in the accompanying product supplement.

The Index Sponsor will not calculate the Underlying Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Underlying Index or any Underlying Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Underlying Index closing level; or (ii) defer publication of information relating to the Underlying Index until the next Index Business Day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Underlying Index

The Index Sponsor may modify the methodology used to determine the Underlying Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Underlying Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Underlying Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Underlying Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

The following graph shows the historical high, low and period end closing levels of the Index and the Underlying Index for each calendar quarter from August 1, 1997 through the first calendar quarter of 2008 (up to March 6, 2008). Because the Index was launched in July 2007 and the Underlying Index was launched in February 2003, data for the periods prior to the Index launch date, for the Index, and the Underlying Index launch date, for the Underlying Index, are hypothetical and have been calculated using the same methodologies used to calculate the Index and Underlying Index on an actual basis. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Return Plus™ Excess Return on March 6, 2008 was 525.8471. The closing level of the Deutsche Bank Liquid Commodity Index—Mean Reversion™ Excess Return on March 6, 2008 was 957.7210. The securities are not linked to the Underlying Index, except to the extent that the Index performance is based on the performance of the Underlying Index.

Past results should not be taken as an indication of future performance. We cannot give any assurance as to the closing level of the Index on the Final Valuation Date, which may bear little relation to the historical levels shown below, or that you will not lose money on the securities.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive discounts and commissions of 2.5%, or $250.00 per $10,000.00 security face amount. These agents may allow a concession not in excess of $250 per security to other brokers or dealers. See “Underwriting” in the accompanying product supplement.